Exhibit 4.2

MCMORAN EXPLORATION CO.

Company

and

U.S. BANK NATIONAL ASSOCIATION

Trustee

FIRST SUPPLEMENTAL INDENTURE

4% CONVERTIBLE SENIOR NOTES DUE 2017

Dated as of June 3, 2013

FIRST SUPPLEMENTAL INDENTURE, dated as of June 3, 2013 (this “First Supplemental Indenture”), by and among MCMORAN EXPLORATION CO., a Delaware corporation (the “Company”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (in such capacity, the “Trustee”). All capitalized terms used herein but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).

RECITALS

WHEREAS, the Company and the Trustee have heretofore executed and delivered an Indenture, dated as of December 30, 2010 (the “Indenture”), providing for the issuance of 4% Convertible Senior Notes due 2017 of the Company (the “Notes”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of December 5, 2012 (as amended, supplemented or otherwise modified to the date hereof, the “Merger Agreement”), by and among the Company, Freeport-McMoRan Copper & Gold Inc., a Delaware corporation (“FCX”), and INAVN Corp., a Delaware corporation (the “Merger Sub”), the Company will be merged with and into the Merger Sub, with the Company continuing as the surviving company and a direct wholly owned subsidiary of FCX (the “Merger” and the time at which the Merger becomes effective in accordance with Section 1.3 of the Merger Agreement, the “Merger Effective Time”);

WHEREAS, Section 5.01 of the Indenture provides, among other things, that the Company may merge into any other Person if the Company shall be the continuing corporation and certain other conditions are complied with; and

WHEREAS, the Merger constitutes a Merger Event within the meaning of Section 10.12 of the Indenture;

WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may from time to time and at any time enter into an indenture supplemental to the Indenture, without the consent of the Holders, to add or modify any provision which the Company and the Trustee deem necessary or desirable and does not adversely affect the rights of any Holder in any material respect;

WHEREAS, as a result of the Merger, Section 10.12 of the Indenture provides, among other things, that (a) the Notes are now convertible into Reference Property in lieu of Company Common Stock into which the Notes were previously convertible and (b) the Company shall execute and deliver with the Trustee a supplemental indenture providing for the conversion and settlement of the Notes as set forth in the Indenture and providing for adjustments that shall be as nearly equivalent as practicable to the adjustments provided for in Article 10 of the Indenture;

WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture pursuant to Sections 9.01 and 9.06 of the Indenture; and

WHEREAS, all conditions precedent and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

Article 1

Effect of Merger

Section 1.01 In accordance with Section 10.12 of the Indenture, on and after the Merger Effective Time, the right to convert each $1,000 principal amount of the Notes into Common Stock will be changed to a right to exchange such Notes into the consideration such Holder would have been entitled to receive under the Merger, by reference to that number of shares of Common Stock equal to the Conversion Rate that such Holder would have owned or been entitled to receive had such Holder converted its Notes immediately prior to the Merger, in accordance with the terms and conditions of the Indenture, including the adjustments pursuant to Section 10.04, and the Notes. Pursuant to the Merger Agreement, the Company’s stockholders are entitled to receive per-share consideration consisting of $14.75 in cash and 1.15 units of a royalty trust (Gulf Coast Ultra Deep Royalty Trust), which will hold a 5 percent overriding royalty interest in future production from twenty specified ultra-deep exploration prospects.

Article 2

Miscellaneous

Section 2.01 General References. Unless otherwise specified or unless the context otherwise requires, (i) all references in this First Supplemental Indenture to Articles and Sections refer to the corresponding Articles and Sections of this First Supplemental Indenture and (ii) the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this First Supplemental Indenture.

Section 2.02 Effectiveness of First Supplemental Indenture. Notwithstanding anything to the contrary elsewhere herein, this First Supplemental Indenture shall become effective only as of the Merger Effective Time. Promptly after the Merger Effective Time, the Company shall provide notice thereof to the Trustee. If the Company notifies the Trustee in writing that the Merger Effective Time will not occur, then the provisions hereof shall not become effective. Upon the effectiveness of this First Supplemental Indenture, the Indenture shall be and be deemed to be modified and amended in accordance herewith and the respective rights, limitations of rights, obligations, duties and immunities under the Indenture of the Trustee, the Company and the Holders affected thereby shall hereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this First Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

Section 2.03 Indenture Remains in Full Force and Effect. Except as amended and supplemented hereby, all provisions in the Indenture shall remain in full force and effect and are in all respects ratified and confirmed.

Section 2.04 Ratification of Indenture; First Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 2.05 First Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control.

Section 2.06 Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any agent, any registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this First Supplemental Indenture.

Section 2.07 Successors and Assigns. All covenants and agreements in this First Supplemental Indenture made by the Company or the Trustee shall bind their respective successors and assigns, whether so expressed or not.

Section 2.08 Severability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability; furthermore, no Holder of Notes shall have any claim against any party hereto for any such invalidity, illegality or unenforceability.

Section 2.09 Governing Law. This First Supplemental Indenture, and any claim, controversy or dispute arising under or related to this First Supplemental Indenture, shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 2.10 Counterparts. The parties hereto may sign one or more copies of this First Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 2.11 Headings. The headings of the Articles and the Sections in this First Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 2.12 Trustee Disclaimer. The Trustee accepts the amendments of the Indenture effected by this First Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

MCMORAN EXPLORATION CO.

By:	/s/ Nancy D. Parmelee
	Name:	Nancy D. Parmelee
	Title:	Senior Vice President, Chief Financial Officer and Secretary

[Signature Page to First Supplemental Indenture: 4% Convertible Senior Notes]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Mauri J. Cowen
	Name:	Mauri J. Cowen
	Title:	Vice President

[Signature Page to First Supplemental Indenture: 4% Convertible Senior Notes]